EXHIBIT 99.3

Pro Forma Financial Information

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 1, 2008, People’s United Financial, Inc. (“People’s United Financial”) and Chittenden Corporation (“Chittenden”) completed the merger (the “Merger”) in which Chittenden merged with and into People’s United Financial, with People’s United Financial as the surviving corporation. Each share of Chittenden common stock outstanding at the effective time of the Merger was converted into the right to receive either $35.636 in cash or 2.0457 shares of People’s United Financial common stock. Merger consideration consisted of approximately $1.0 billion in cash and 44.3 million shares of People’s United Financial common stock. The transaction will be accounted for as a purchase and accordingly, Chittenden’s assets and liabilities will be recorded by People’s United Financial at their estimated fair values as of January 1, 2008.

The following preliminary unaudited pro forma condensed combined financial information and notes present how the combined financial statements of People’s United Financial and Chittenden may have appeared had the Merger been completed at the beginning of the periods presented. The preliminary unaudited pro forma condensed combined financial information reflects the impact of the Merger on the combined balance sheets and on the combined statements of income under the purchase method of accounting with People’s United Financial treated as the acquirer. Under the purchase method of accounting, Chittenden’s assets and liabilities are recorded by People’s United Financial at their estimated fair values as of the date the Merger is completed. The preliminary unaudited pro forma condensed combined balance sheet as of December 31, 2007 assumes the Merger was completed on that date. The preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 assumes the Merger was completed on January 1, 2007. The preliminary unaudited pro forma condensed combined financial information assumes Merger consideration consisted of approximately $1.0 billion in cash and approximately 44.3 million shares of People’s United Financial common stock.

It is anticipated that the Merger will provide People’s United Financial with financial benefits such as possible revenue enhancements and expense savings, among other factors, although no assurances can be given that such benefits will actually be achieved. The impact of these benefits has not been reflected in the preliminary unaudited pro forma condensed combined financial information. As required, the preliminary unaudited pro forma condensed combined financial information includes adjustments that give effect to events that are directly attributable to the Merger and factually supportable; as such, adjustments affecting the balance sheet, statement of income, or shares of common stock outstanding subsequent to the assumed Merger completion dates have not been included.

The preliminary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial results of the combined companies had the Merger actually been completed at the beginning of the period presented nor does it indicate future results for any other interim or full-year period. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the preliminary pro forma condensed combined financial information is subject to adjustment. The preliminary purchase price allocation for the Merger may vary from the actual purchase price allocation that will ultimately be recorded upon the completion of the Merger based upon changes in the estimated fair value of the assets and liabilities acquired from Chittenden. In addition, subsequent to the Merger completion date, there may be further refinements of the purchase price allocation as additional information becomes available.

The preliminary unaudited pro forma condensed consolidated financial information is derived from and should be read in conjunction with the historical consolidated financial statements and related notes of People’s United Financial and Chittenden, which are incorporated into this document by reference.

The following preliminary unaudited pro forma condensed combined balance sheet as of December 31, 2007 combines the December 31, 2007 balance sheets of People’s United Financial and Chittenden assuming the Merger was completed on December 31, 2007.

Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet

December 31, 2007 (in millions)	People’s United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and due from banks	$296.2	$252.4	$(55.4	) (A)	$492.2
			(1.0	) (L)
Short-term investments	3,088.0	48.1	(1,013.0	) (A)	2,123.1

Total cash and cash equivalents	3,384.2	300.5	(1,069.4)		2,615.3

Trading account securities, at fair value	18.7	—	—		18.7
Securities available for sale and held to maturity	42.8	924.3	—		967.1
Securities purchased under agreements to resell	428.0	—	—		428.0
Loans	8,949.7	5,659.5	15.4	(B)	14,624.6
Less allowance for loan losses	(72.7)	(73.5)	—		(146.2)

Total loans, net	8,877.0	5,586.0	15.4		14,478.4

Bank-owned life insurance	222.6	—	—		222.6
Premises and equipment, net	156.8	87.0	20.0	(E)	263.8
Goodwill	101.5	360.9	(360.9	) (C)	1,211.5
			1,110.0	(C)
Other acquisition-related intangibles	2.5	26.3	(26.3	) (D)	297.2
			124.1	(D)
			124.5	(D)
			46.1	(D)
Other assets	320.7	150.4	1.1	(F)	472.2

Total assets	$13,554.8	$7,435.4	$(15.4)		$20,974.8

Liabilities
Deposits:
Non-interest-bearing	$2,166.1	$1,117.5	$—		$3,283.6
Savings, interest-bearing checking and money market	3,008.9	3,309.6	—		6,318.5
Time	3,705.6	1,806.4	(3.9	) (G)	5,508.1

Total deposits	8,880.6	6,233.5	(3.9)		15,110.2

Borrowings:
Federal Home Loan Bank advances	—	20.0	(0.8	) (H)	19.2
Repurchase agreements	—	103.1	—		103.1
Other	—	21.3	—		21.3

Total borrowings	—	144.4	(0.8)		143.6

Subordinated notes	65.4	125.0	(10.6	) (I)	179.8
Other liabilities	163.4	85.3	59.5	(D)	325.9
			(9.1	) (D)
			10.4	(J)
			16.4	(K)

Total liabilities	9,109.4	6,588.2	61.9		15,759.5

Stockholders’ Equity
Common stock	3.0	55.6	0.4	(L)	3.4
			(55.6	) (L)
Additional paid-in capital	3,642.8	415.1	770.5	(L)	4,412.3
			(415.1	) (L)
			(1.0	) (L)
Retained earnings	1,079.6	503.2	(503.2	) (L)	1,079.6
Treasury stock, at cost	(51.8)	(129.5)	129.5	(L)	(51.8)
Unallocated common stock held by the ESOP	(209.6)	—	—		(209.6)
Accumulated other comprehensive loss	(18.6)	(2.0)	2.0	(L)	(18.6)
Deferred directors’ compensation	—	6.7	(6.7	) (L)	—
Unearned portion of employee restricted stock	—	(1.9)	1.9	(L)	—

Total stockholders’ equity	4,445.4	847.2	(77.3)		5,215.3

Total liabilities and stockholders’ equity	$13,554.8	$7,435.4	$(15.4)		$20,974.8

The following preliminary unaudited pro forma condensed combined statement of income for the year ended December 31, 2007 combines the statements of income of People’s United Financial and Chittenden assuming the Merger was completed on January 1, 2007.

Preliminary Unaudited Pro Forma Condensed Combined Statement of Income

Year ended December 31, 2007 (in millions, except per share data)	People’s United Financial	Chittenden	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans	$568.1	$361.9	$(5.1	) (B)	$924.9
Short-term investments	86.7	5.0	—		91.7
Securities	3.9	46.9	—		50.8
Securities purchased under agreements to resell	48.3	—	(40.3	) (A)	8.0

Total interest and dividend income	707.0	413.8	(45.4)		1,075.4

Interest expense:
Deposits	213.6	137.8	3.9	(G)	355.3
Borrowings	0.2	5.6	0.3	(H)	6.1
Subordinated notes	6.6	12.1	1.2	(I)	19.9

Total interest expense	220.4	155.5	5.4		381.3

Net interest income	486.6	258.3	(50.8)		694.1
Provision for loan losses	8.0	7.0	—		15.0

Net interest income after provision for loan losses	478.6	251.3	(50.8)		679.1

Non-interest income:
Fee-based revenues:
Service charges on deposit accounts	76.3	19.4	—		95.7
Insurance revenue	26.8	5.7	1.5	(N)	34.0
Brokerage commissions	13.6	4.0	—		17.6
Other fees	37.7	31.7	(2.8	) (D)	92.1
			25.5	(N)

Total fee-based revenues	154.4	60.8	24.2		239.4
Net security gains (losses)	5.5	(14.1)	—		(8.6)
Bank-owned life insurance	10.5	—	—		10.5
Net gains on sales of residential mortgage loans	3.0	5.4	—		8.4
Other non-interest income	12.0	13.7	(1.1	) (F)	27.2
			2.6	(N)

Total non-interest income	185.4	65.8	25.7		276.9

Non-interest expense:
Compensation and benefits	215.6	124.4	1.5	(N)	341.5
Occupancy and equipment	67.1	25.1	1.0	(E)	93.2
Contribution to The People’s United
Community Foundation	60.0	—	—		60.0
Other non-interest expense	96.6	62.7	12.4	(D)	196.9
			0.3	(D)
			(3.2	) (M)
			28.1	(N)

Total non-interest expense	439.3	212.2	40.1		691.6

Income from continuing operations before income tax expense	224.7	104.9	(65.2)		264.4
Income tax expense	75.5	30.6	(22.8	) (O)	83.3

Income from continuing operations	149.2	74.3	(42.4)		181.1

Discontinued operations:
Income from discontinued operations, net of tax	1.5	—	—		1.5

Income from discontinued operations	1.5	—	—		1.5

Net income	$150.7	$74.3	$(42.4)		$182.6

Earnings per common share
Basic:
Income from continuing operations	$0.52				$0.54
Net income	$0.52				$0.54
Diluted:
Income from continuing operations	$0.52				$0.54
Net income	$0.52				$0.54
Average common shares outstanding:
Basic	290.8		44.3	(P)	335.1
Diluted	292.3		44.3	(P)	336.6

NOTES TO PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Preliminary Pro Forma Presentation

The merger of Chittenden with and into People’s United Financial will be accounted for using the purchase method of accounting and accordingly, Chittenden’s assets acquired (including identifiable intangible assets and goodwill) and liabilities assumed will be recorded at fair value on the date the transaction is completed. The Merger is expected to qualify as a tax-free reorganization for federal income tax purposes. The preliminary unaudited pro forma condensed combined financial information is presented as of and for the year ended December 31, 2007. The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.

The preliminary unaudited pro forma condensed combined financial information reflects the application of generally accepted accounting principles as of December 31, 2007. The adoption of new or changes to existing generally accepted accounting principles subsequent to December 31, 2007, including People’s United Financial’s adoption of Statement of Financial Accounting Standard No. 157, “Fair Value Measurements,” effective January 1, 2008, may result in significant changes to the final purchase accounting adjustments. No pro forma adjustment to the carrying value of loans or allowances have been recorded in accordance with the Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” reflecting the insignificant level of Chittenden non-performing assets for the period presented.

The preliminary unaudited pro forma condensed combined financial information includes estimated adjustments to record Chittenden’s assets and liabilities at their respective fair values based on management’s best estimate using the information available at this time. The pro forma adjustments may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the Merger is completed and after the completion of a final analysis to determine the fair values of Chittenden’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase price accounting adjustments may differ materially from the pro forma adjustments presented herein. Increases or decreases in fair value of certain balance sheet amounts and other items of Chittenden as compared to the information presented herein may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of adjusted assets and liabilities.

The pro forma basic and diluted common shares were calculated using People’s United Financial’s actual weighted-average shares outstanding for the period presented, plus the incremental shares issued, assuming the Merger occurred at the beginning of the period presented.

The preliminary unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations or the financial position that would have resulted had the Merger been completed as of or at the beginning of the period presented, nor is it necessarily indicative of the results of operations or the financial position for any other interim or full-year period.

The preliminary pro forma adjustments include purchase price adjustments based on total estimated consideration of $1.8 billion, which consisted of the issuance of approximately 44.3 million shares of People’s United Financial common stock, valued at $17.42 per share, and approximately $1.0 billion in cash. The value of the Merger consideration to be received in exchange for one share of Chittenden common stock would have been approximately $35.636 and each share of Chittenden common stock not exchanged for that amount in cash consideration would have been exchanged for 2.0457 shares of People’s United Financial common stock.

Note 2 – Preliminary Pro Forma Adjustments

The preliminary unaudited pro forma condensed combined financial information includes the preliminary pro forma balance sheet as of December 31, 2007, assuming the Merger was completed on that date. The preliminary pro forma income statement for the year ended December 31, 2007 assumes the Merger was completed on January 1, 2007.

The preliminary unaudited pro forma condensed combined financial information reflects Merger consideration of approximately 44.3 million shares of People’s United Financial common stock and approximately $1.0 billion in cash. The value of the common stock was based on the exchange ratio noted above in Note 1 – Basis of Preliminary Pro Forma Presentation.

A reconciliation of the preliminary consideration paid by People’s United Financial over Chittenden’s net assets acquired (“goodwill”) is as follows:

(in millions)
Purchase price:
Cash consideration	$1,013.0
People’s United Financial common stock issued	770.9
Employment-related contractual payments	25.4
Transaction costs	30.0

Total purchase price	$1,839.3

(in millions)
Purchase accounting adjustments:
Chittenden total stockholders’ equity at December 31, 2007	$847.2
Chittenden total intangible assets	(387.2)

Adjusted net assets acquired	$460.0

(in millions)
Calculation of goodwill:
Total purchase price	$1,839.3
Adjusted net assets acquired	(460.0)

Excess of purchase price over adjusted net assets acquired	$1,379.3

The excess of the total purchase price over the adjusted net assets acquired was allocated to assets and liabilities as follows:

(in millions)
Loans	$15.4
Mortgage servicing rights	1.1
Premises and equipment	20.0
Time deposits	3.9
FHLB advances	0.8
Subordinated notes	10.6
Trade names	124.5
Other intangible assets	46.1
Core deposit intangible	124.1
Goodwill	1,110.0
Net tax liability	(63.9)
Accrued merger costs	(5.0)
Personnel related liabilities	(8.3)

Excess of purchase price over adjusted net assets acquired	$1,379.3

(A)	Adjustment to recognize cash consideration paid to complete the Merger ($1.0 billion), estimated employment-related contractual payments ($25.4 million) and estimated transaction costs ($30.0 million). People’s United Financial financed the cash portion of the Merger consideration by liquidating approximately $1.0 billion of short-term investments. The preliminary pro forma combined income statement impact of the reduction in short-term investments resulted in a decrease to interest income of $40.3 million for the year ended December 31, 2007. The ability to use short-term investments resulted from People’s United Financial raising $3.44 billion in its second-step conversion, which was completed on April 16, 2007. People’s United Financial did not record interest income on these funds for the three months ended March 31, 2007 and therefore, the pro forma adjustment in the preliminary pro forma combined income statement for the year ended December 31, 2007 reflects an estimate for only nine months.

(B)	Fair value adjustment to Chittenden’s loan portfolio, which is recognized over a three-year period as a reduction of yield on a straight-line basis. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for this adjustment resulted in a decrease to interest income of $5.1 million for the year ended December 31, 2007. The final adjustment may be significantly different.

(C)	Adjustment to eliminate Chittenden’s goodwill and record goodwill ($1,110.0 million) resulting from the Merger. See purchase price allocation table above for more information.

(D)

Adjustment to eliminate Chittenden’s core deposit intangible, other acquisition-related intangibles and the related deferred tax liabilities; record core deposit intangible ($124.1 million), trade names ($124.5 million) and other acquisition-related intangible assets ($46.1 million)

and the related deferred tax liabilities for the new intangible assets ($59.5 million) resulting from the Merger; and the adjustments to the preliminary pro forma combined income statement. The preliminary pro forma combined income statement impact from the newly-created intangible assets resulted in an increase to other non-interest expense of $12.4 million for the core deposit intangible amortization, and a decrease to other fees of $2.8 million and an increase to other non-interest expense of $0.3 million for other acquisition-related intangible assets amortization for the year ended December 31, 2007. The final adjustments may be significantly different.

(E)	Fair value adjustment to Chittenden’s premises and equipment ($15.0 million for buildings and $5.0 million for land). The adjustment reflected is based upon currently available fair value information and is recognized over a fifteen-year period. The preliminary pro forma combined income statement impact for this adjustment resulted in an increase to occupancy and equipment expense of $1.0 million for the year ended December 31, 2007. The final adjustment may be significantly different.

(F)	Fair value adjustment to Chittenden’s mortgage servicing rights, which is recognized over a one-year period. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for this adjustment resulted in a decrease to other non-interest income of $1.1 million for the year ended December 31, 2007. The final adjustment may be significantly different.

(G)	Fair value adjustment to Chittenden’s interest-bearing deposits, which is recognized over a one-year period. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for this adjustment resulted in an increase to interest expense of $3.9 million for the year ended December 31, 2007. The final adjustment may be significantly different.

(H)	Fair value adjustment to Chittenden’s Federal Home Loan Bank advances, which is recognized over a three-year period. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for this adjustment resulted in an increase to interest expense of $0.3 million for the year ended December 31, 2007. The final adjustment may be significantly different.

(I)	Fair value adjustment to Chittenden’s subordinated notes, which is recognized over a nine-year period. The adjustment reflected is based upon currently available fair value information. The preliminary pro forma combined income statement impact for this adjustment resulted in an increase to interest expense of $1.2 million for the year ended December 31, 2007. The final adjustment may be significantly different.

(J)	Adjustment to record estimated merger-related liabilities net of income taxes, including an estimated $8.3 million in pre-tax costs related to Chittenden’s executive change-in-control agreements that existed prior to the Merger announcement date and other employee-related costs, and an estimated $5.0 million for accrued transaction costs. The final adjustments may be significantly different. (See Note 3 – Merger Related Costs for disclosure of other merger related costs).

(K)	Adjustment to record deferred tax liabilities resulting from the fair value adjustments.

(L)

Adjustment to eliminate Chittenden’s stockholders’ equity and the issuance of People’s United Financial common stock. The Merger resulted in the issuance of approximately 44.3 million shares of People’s United Financial common stock, in addition to cash consideration. The issuance of People’s United Financial common stock is recognized in the preliminary pro forma balance sheet at a value of $17.42 per share, which was the average of the closing sales prices of People’s United Financial common stock on the NASDAQ Global Select Market for the five-day trading period ended December 31, 2007. People’s United Financial total stockholders’ equity increased by approximately $770 million (including estimated registration costs of $1.0 million). For more detail of the structure of the transaction see Note 1 – Basis of Preliminary Pro Forma Presentation.

(M)	Adjustment to eliminate $3.2 million of amortization expense for intangible assets recorded on Chittenden’s income statement for the year ended December 31, 2007.

(N)	The financial statements of Chittenden have been adjusted to reflect reporting reclassifications necessary to conform to the presentation of the financial statements of People’s United Financial.

(O)	Adjustment to record the net tax effect of the preliminary pro forma adjustments using an effective tax rate of 35.0%. The final adjustment may be significantly different.

(P)	The pro forma basic and diluted common shares for the incremental shares issued in connection with the Merger, assuming the Merger occurred at the beginning of the periods presented.

Note 3 – Merger Related Costs

Certain merger-related costs are estimated at $9 million. These estimated merger-related costs will be incurred by People’s United Financial and expensed as incurred. An estimate of integration costs has not yet been determined, given the preliminary stages of integration efforts. As such, these costs have not been included in the preliminary pro-forma condensed combined balance sheet or income statement.

Note 4 – Core Deposit Intangibles

The purchase accounting adjustments include the establishment of the core deposit intangible of $124.1 million as of December 31, 2007. The core deposit intangible was estimated based on Chittenden’s total deposits at December 31, 2007, the current interest rate environment and alternative funding sources. A final analysis and valuation of the core deposit intangible will be preformed with the assistance of an independent third party upon completion of the Merger. The amortization of the core deposit intangible resulting from the Merger in the pro forma statement of income for the year ended December 31, 2007 was assumed to be over a 10-year period using a straight-lined amortization method.

The following table summarizes the amortization of the preliminary core deposit intangible at an effective annual tax rate of 35.0%.

(in millions)	Gross Amortization	Net After-Tax Impact
Year 1	$12.4	$8.1
Year 2	12.4	8.1
Year 3	12.4	8.1
Year 4	12.4	8.1
Year 5	12.4	8.1
Year 6 and thereafter	62.1	40.2

Total	$124.1	$80.7